Exhibit 99.1

Neiman Marcus Group LTD Inc. Prices Offering of $960 Million of 8.00% Cash Pay Notes due 2021 and $600 Million of 8.75%/9.50% PIK Toggle Notes due 2021

DALLAS — October 16, 2013 — Neiman Marcus Group LTD Inc. (the “Company”) today priced an offering of $960 million principal amount senior cash pay notes due 2021 (the “Cash Pay Notes”) and $600 million principal amount senior PIK toggle notes due 2021 (the “PIK Toggle Notes” and, together with the Cash Pay Notes, the “Notes”).  The Notes are being issued in connection with the proposed acquisition of the Company by Ares Management LLC’s affiliated funds (“Ares”) and the Canada Pension Plan Investment Board (“CPPIB”) (the “Acquisition”) and will be co-issued by entities co-controlled by Ares and CPPIB.

The Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.  The Cash Pay Notes will bear interest at an annual rate of 8.00% and the PIK Toggle Notes will bear interest at an annual rate of 8.75% for interest payments made in cash and 9.50% for interest payments made in payment-in-kind.  The price to investors will be 100% of the principal amount of the Notes.  The Notes have not been and will not be registered under the Securities Act or any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful.

About Ares Management LLC

Ares is a global alternative asset manager and SEC registered investment adviser with approximately $66 billion of committed capital under management and approximately 700 employees as of July 1, 2013. Ares is headquartered in Los Angeles with professionals located across the United States, Europe, Asia and Australia and invests across the capital structure — from senior debt to common equity. Ares’ investment activities are managed by dedicated teams in its Capital Markets, Private Debt, Private Equity and Real Estate investment platforms. Ares Management was built upon the fundamental principle that each platform benefits from being part of the greater whole. This multi-asset class synergy provides its professionals with insights into industry trends, access to significant deal flow and the ability to assess relative value. For additional information, visit www.aresmgmt.com.

About Canada Pension Plan Investment Board

CPPIB is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (“CPP”) to pay current benefits on behalf of 18 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and

Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At June 30, 2013, the CPP Fund totalled C$188.9 billion. For more information about CPPIB, please visit www.cppib.com.

About Neiman Marcus Group

The Company’s operations include the Specialty Retail Stores segment and the Online segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Last Call and Bergdorf Goodman stores. The Online segment conducts direct to consumer operations under the Neiman Marcus, Horchow, Last Call and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. These forward-looking statements are contained throughout this press release. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

For more information:

Ares Management:
Mendel Communications LLC
Bill Mendel

(212) 397-1030
bill@mendelcommunications.com

CPPIB:
Linda Sims
(416) 868-8695
lsims@cppib.com

Neiman Marcus Group:
Ginger Reeder
VP, Corporate Communications
(214) 573-5822
Ginger_Reeder@neimanmarcus.com